Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Shares of Common Stock, par value $0.01 per share, underlying outstanding warrants (each to purchase one share of Common Stock)	2,457,160	(2)	$3.13	(4)	$7,690,911	$712.95
Share of Common Stock, par value $0.01 per share, underlying outstanding pre-funded warrants (each to purchase one share of Common Stock)	1,818,182	(3)	$3.30	(5)	$6,000,001	$556.20
Total					$13,690,912	$1,269.15

(1)
In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Represents the issuance by the registrant of 2,457,160 shares of Common Stock that may be issued upon exercise of the warrants held by selling shareholders named in the prospectus that forms a part of this registration statement on Form S-1 (“Selling Shareholders”).

(3)	Represents the issuance by the registrant of 1,818,182 shares of Common Stock that may be issued upon exercise of the pre-funded warrants held by Selling Shareholders.

(4)	Based on the exercise price of the warrants of $3.13 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.

(5)	Based on the aggregate exercise price of the pre-funded warrants of $3.30 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.